Exhibit 99
HILL-ROM REPORTS FOURTH QUARTER FINANCIAL RESULTS
Initial 2010 Financial Guidance Provided
•	Revenue of $363 million declined 14.4 percent versus prior year and increased 8.5 percent sequentially

•	Adjusted earnings per share were $0.41 versus $0.58 in prior year and $0.25 in prior quarter

•	GAAP earnings per share were $0.42 compared to $0.38 in prior year and $0.32 in prior quarter

•	Total gross margin improved 250 basis points versus prior year

•	Free cash flow was $41 million, an increase of $23 million versus prior year

•	Management announces annual revenue and earnings guidance for fiscal year 2010: Revenue $1.445-1.500 billion and earnings $1.20 to $1.36 per share
BATESVILLE, Ind., November 11, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal fourth quarter ended September 30, 2009. Revenue was $363.3 million, a 14.4 percent decrease from $424.3 million in the prior year comparable period and an increase of 8.5 percent compared to the third quarter. On a constant currency basis, revenue decreased 13.5 percent. Organic revenue (excludes currency impact and Liko revenue of $15.5 million) decreased 17.1 percent. Hill-Rom net income from continuing operations was $26.4 million, or $0.42 per fully diluted share. Adjusted earnings per fully diluted share from continuing operations were $0.41, a decrease of 29.3 percent from the prior year. Unless otherwise indicated, amounts in the current quarter include the results of Liko, acquired on October 1, 2008.
For full-year fiscal 2009, revenues and loss per fully diluted share from continuing operations were $1,386.9 million and $6.47, respectively, compared to $1,507.7 million and $1.07 earnings for full-year fiscal 2008. On an as adjusted basis, fully diluted earnings per share from continuing operations for the full 2009 fiscal year were $1.18 compared to $1.40 per fully diluted share in 2008, a decrease of 15.7 percent.
Management Comments
“In the final quarter of a very challenging fiscal year, our revenue performance was consistent with our plans, yet gross margins and earnings considerably exceeded our expectations,” stated Peter H. Soderberg, president and CEO of Hill-Rom. “Given the record fourth quarter we experienced last year just prior to the downturn of hospital capital spending, the comparisons were quite difficult; however, sequential revenues were up and we finished with capital equipment backlogs somewhat higher than 2008. Rental revenues were up year-over-year with only a minor contribution from H1N1-related demand. U.S. capital spending by customers remains significantly curtailed, yet leading demand indicators seem to have stabilized or are improving. Internationally, we continued to see mixed sales results, with Europe down approximately ten percent organically while the Middle East and Australia showed strong growth. Liko posted operating income that exceeded our expectations, and continues to confirm our acquisition rationale. ”
Soderberg continued, “Our efforts to improve profitability and cash flow were once again apparent in the quarter. Our gross margin improved 250 basis points and operating expenses continued to decline sequentially as a percent of revenue. Our balance sheet management and discipline in capital spending helped contribute to our strong cash flows. This performance reflects a concerted effort over several periods to address our cost and capital structure and deliver sustainable sales and profit growth as the global economy improves.”

Soderberg concluded, “The global recession, uncertainty related to health care reform in the U.S. and health care spending pressures in other major countries continue to influence purchasing decisions of customers. Accordingly, we have remained conservative regarding the speed of a recovery; however, the diversity of our business model, sustainable cost reductions, product portfolio enhancements and increasing geographical presence has contributed importantly to our ability to weather this unprecedented economic storm. We funded during the year several initiatives to enhance revenue generation in 2010, including several new products, improved sales channel presence, and the establishment of novel business partnerships. Our improving ability to deliver health care solutions and new products that provide differentiated clinical and economic outcomes position us well for 2010 and are the basis of our improved outlook for mid-single digit sales growth and expanding margins.”
Other fourth quarter revenue highlights regarding Hill-Rom business segments include:
•	North America Acute Care. North America Acute Care revenue declined $62.1 million, or 22.8 percent, to $210.4 million versus the record quarter a year ago. Capital sales decreased 30.7 percent, or $65.1 million, for the quarter, and decreased 22.1 percent for the year, which is consistent with the outlook we provided in January contemplating a 15-30 percent decline in our hospital capital sales. Rental revenue increased by $3.0 million, or 5.0 percent, driven by growth of therapy rental products.

•	International and Surgical. International and Surgical capital and rental revenues were stable versus the prior year at $103.4 million. On a constant currency basis, revenue growth was 3.4 percent as sales from the Liko acquisition were partially offset by organic volume declines in Europe and by stable revenues in the rest of the world. As reported, the capital sales increase of $0.9 million was offset by a nearly equivalent decline in rental revenue.

•	North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue grew 1.8 percent to $51.2 million. Capital sales revenue increased 14.4 percent offset by a moderate decline in rental revenue. Strong performance of respiratory care (over 20 percent growth) was offset by declining home care and extended care revenues.
Other Fourth Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit declined 9.7 percent versus the prior year to $171.3 million. Total gross margin improved 250 basis points. Capital gross profit declined by 17.7 percent but gross margin improved by 130 basis points versus the prior year due primarily to lower commodity costs, price stability and improved international and post-acute care margins. Rental gross profit grew by 7.0 percent and associated gross margin improved 300 basis points, due primarily to the success of our new wound and bariatric products, lower fuel costs and significant cost improvements within the field service network.

•	Operating expenses were essentially flat, despite the addition of Liko ($8.1 million of operating expenses). As expected, operating expenses increased sequentially due to higher sales commissions, the timing of significant research and development projects and new product launches and higher variable compensation given the stronger than expected fourth quarter performance. Offsetting these higher expenses were the continuing favorable effects of job elimination actions, other general and administrative cost reduction activities aimed at reducing core operating expenses and foreign exchange movements.

•	Hill-Rom free cash flow increased to $40.7 million, as strong gross margins, continued expense controls, lower capital expenditures and working capital improvements have resulted in strong conversion to cash despite our capital sales decline. This compares to free cash flow in the fourth quarter of last year of $18.0 million. The company’s cash and cash equivalents position improved to $170.6 million, up $42.3 million from last quarter.

•	The income tax rate for the quarter was 28.8 percent compared to 27.4 percent in the prior year period. Versus our prior expectation for the quarterly tax rate, the rate is lower due to improved profitability in lower tax rate jurisdictions and favorable discrete tax benefits.
Other:
•	We have just announced a new joint venture with Encompass Group to form Encompass Therapeutic Support Systems, LLC, which will provide customers with a broad range of mattress replacement systems for existing hospital bed frames through an enhanced and focused national sales force. The joint venture, which will be majority-owned by Hill-Rom, will provide modest incremental revenue and earnings to Hill-Rom and combine existing and new products from both companies into the largest portfolio of surfaces offered by any supplier.

•	During the fourth quarter, Hill-Rom established a new Respiratory Care Development Center (RCDC) in collaboration with the Singapore Economic Development Board (EDB). The RCDC will join our Asia-Pacific

Innovation and Patient Support Development Centers increasing our commitment to research and product development in Singapore. Our goal for the new RCDC is to identify, develop and commercialize innovative respiratory care technologies and products for global markets to supplement our leading high velocity chest wall oscillation therapy known as The Vest® Airway Clearance System. Further, by locating the Center in Singapore, we expect to favorably impact our time to market and development costs for new products.
•	After the close of the quarter, the company retired a portion of its short term debt associated with the Liko acquisition via a payment of $45 million. In doing so, the company maintained its financial flexibility to fund other strategic and financial initiatives as they present themselves, including but not limited to future acquisitions, funding of internal projects, share repurchase or other appropriate uses of cash.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2009, which will be filed later this month.
Financial Guidance Summary For 2010
The Company announced full year 2010 financial guidance. Soderberg stated, “Because of our September 30 fiscal year-end, we are in a position to provide one of the first outlooks for the coming year. Much uncertainty remains regarding the depth and duration of the recession, the rate of eventual recovery, and the stability of capital and credit markets. Uncertainty also exists over the implications of proposed health care reforms in the U.S., which may result in continued conservatism related to customer capital spending. Finally, we have not included the impact of the proposed medical device tax. Our outlook for 2010 contemplates low single digit market growth, as well as some continued improvement in market share as new product introductions across the portfolio take hold. We expect profit margins to improve due to the sustainability of cost structure enhancements and supply chain and product development initiatives that are fundamental to our growth strategy.” Further discussion regarding the company’s financial outlook will take place during a webcast scheduled for tomorrow. Details are provided below.
Hill-Rom’s consolidated revenue guidance range for fiscal 2010 is expected to be $1.445 to $1.500 billion, which represents a four to eight percent increase versus prior year. Our operating income is expected to be in the range of $124 to $142 million, an increase of seven percent to 23 percent over comparable 2009 adjusted results. Our effective tax rate estimate for 2010 without discrete tax items is expected to approximate 36 percent versus our comparable 2009 adjusted tax rate of 34.9 percent, also excluding discrete tax benefits, primarily due to expiration of the R&D tax credit. GAAP earnings per fully diluted share from continuing operations are expected to be in the range of $1.20 to $1.36, compared to the 2009 GAAP loss per share of $6.47. These expected 2010 earnings per share represent an increase of two to 15 percent versus our adjusted earnings results in 2009 of $1.18. Financial guidance in tabular format is included in the attached schedule.
Hill-Rom Holdings, Inc. provides earnings per share results and guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, undetermined special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 7:30 a.m. EST, 6:30 a.m. CST, on Thursday, November 12, 2009. Please note the earlier start due to the extended financial guidance discussion. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=74134 and will be archived on the company’s website through November 11, 2010 for those who are unable to listen to the live webcast. A replay of the call is also available through November 19, 2009 at 888-203-1112 (719-457-0820 International). Code 8744805 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, liquidity of auction rate securities, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2009, which will be filed later this month. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Full Year		Quarterly Periods
Condensed Statement of Earnings	FY 2009	FY 2008	4Q09	3Q09	2Q09	1Q09	4Q08
Net revenues
Capital sales	$921.5	$1,044.0	$246.8	$219.1	$219.6	$236.0	$309.3
Rental revenues	465.4	463.7	116.5	115.6	117.7	115.6	115.0

Total revenues	1,386.9	1,507.7	363.3	334.7	337.3	351.6	424.3
Cost of revenues
Cost of goods sold	555.7	618.6	141.4	134.6	133.2	146.5	181.3
Rental expenses	203.3	219.6	50.6	49.4	50.7	52.6	53.4

Total cost of revenues	759.0	838.2	192.0	184.0	183.9	199.1	234.7
Gross profit
Capital sales	365.8	425.4	105.4	84.5	86.4	89.5	128.0
Rental revenues	262.1	244.1	65.9	66.2	67.0	63.0	61.6

Total gross profit	627.9	669.5	171.3	150.7	153.4	152.5	189.6
As a percentage of sales	45.3%	44.4%	47.2%	45.0%	45.5%	43.4%	44.7%

Operating expense	517.3	543.9	133.0	126.7	128.1	129.5	133.4
As a percentage of sales	37.3%	36.1%	36.6%	37.9%	38.0%	36.8%	31.4%

Impairment of goodwill and other intangibles	(472.8)	—	1.0	(3.8)	(470.0)	—	—
Special charges	(20.5)	(22.8)	(0.1)	(2.6)	(17.8)	—	(20.5)

Operating profit (loss)	(382.7)	102.8	39.2	17.6	(462.5)	23.0	35.7

Gain on sale of non-strategic assets	10.2	—	—	10.2	—	—	—
Other income/(expense), net	(6.3)	(10.5)	(2.1)	(0.7)	(1.5)	(2.0)	(2.9)

Income tax expense (1)	26.2	25.2	10.7	6.9	1.8	6.8	9.0

Income (loss) from continuing operations	$(405.0)	$67.1	$26.4	$20.2	$(465.8)	$14.2	$23.8

Diluted earnings (loss) per share:
Earnings (loss) per share from continuing operations	$(6.47)	$1.07	$0.42	$0.32	$(7.44)	$0.23	$0.38

Average common shares outstanding — diluted (thousands)	62,581	62,622	63,086	62,880	62,578	62,808	62,734

Dividends per common share	$0.41	$0.78	$0.1025	$0.1025	$0.1025	$0.1025	$0.1025

Consolidated Cash Flows from Operations (2)
Cash flow from operations	$225.7	$270.5	$57.8	$77.9	$55.1	$34.9	$43.3
Less: capital expenditures	(63.9)	(102.6)	(17.1)	(17.2)	(16.0)	(13.6)	(25.3)

Consolidated free cash flow	$161.8	$167.9	$40.7	$60.7	$39.1	$21.3	$18.0

Cash and cash equivalents	$170.6	$221.7	$170.6	$128.3	$84.6	$49.5	$221.7
Investments and investment securities	$43.6	$45.6	$43.6	$44.3	$44.8	$43.0	$45.6

Hill-Rom Capital Expenditures	$63.9	$98.3	$17.1	$17.2	$16.0	$13.6	$25.3
Hill-Rom Depreciation & Amortization	$100.2	$103.5	$24.9	$24.4	$24.8	$26.1	$28.1

(1)	We recognized discrete tax benefits of $1.3 million and $6.4 million for the three- and twelve-month periods ended September 30, 2009, respectively, compared to discrete tax benefits of $1.6 million and $8.3 million in the prior year comparable periods. Discrete benefits for 2009 primarily relate to the release of valuation allowance on capital loss carryforwards, the deferred tax benefit associated with the intangible impairment charge and the “catch-up” related to the retroactive reinstatement of the research and development tax credit which had previously expired. In fiscal 2008, discretes were principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with completed tax audits.

(2)	Consolidated cash flow amounts are “as reported” and thus include cash flows from the former funeral services business through March 31, 2008.

Consolidated Results — Highlights
Revenues — Constant Currency

	Q4 2009	Y/Y Foreign	Q4 2009	Q4 2008	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change
Acute Care	$210.4	$0.4	$210.8	$272.5	-22.6%
Post Acute Care	51.2	—	51.2	50.3	1.8%
International and Surgical	103.4	3.4	106.8	103.3	3.4%
Eliminations	(1.7)	—	(1.7)	(1.8)	-5.6%

Total	$363.3	$3.8	$367.1	$424.3	-13.5%

	YTD 2009	Y/Y Foreign	YTD 2009	YTD 2008	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Acute Care	$791.6	$8.5	$800.1	$934.7	-14.4%
Post Acute Care	200.8	—	200.8	197.0	1.9%
International and Surgical	398.8	33.2	432.0	381.4	13.3%
Eliminations	(4.3)	—	(4.3)	(5.4)	-20.4%

Total	$1,386.9	$41.7	$1,428.6	$1,507.7	-5.2%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations — 2009			Income from Continuing Operations — 2008
		Income	Diluted		Income	Diluted
Fourth Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$37.1	$10.7	$0.42	$32.8	$9.0	$0.38
Adjustments:
Impairment of goodwill and other intangibles	(1.0)	—	(0.02)	—	—	—
Liko acquisition integration charges	0.6	0.2	0.01	—	—	—
Special charges	0.1	0.1	—	20.5	8.0	0.20

Income from continuing operations — Adjusted	$36.8	$11.0	$0.41	$53.3	$17.0	$0.58

	Loss from Continuing Operations — 2009			Income from Continuing Operations — 2008
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income (loss) from continuing operations — GAAP	$(378.8)	$26.2	$(6.47)	$92.3	$25.2	$1.07
Adjustments:
Impairment of goodwill and other intangibles	472.8	2.2	7.52	—	—	—
Effect of Liko inventory valuation	2.9	0.8	0.03	—	—	—
Liko acquisition integration charges	2.3	0.8	0.02	—	—	—
Gain on sale of non-strategic assets	(10.2)	(2.0)	(0.13)	—	—	—
Special charges	20.5	7.7	0.20	22.8	8.9	0.22
Stock modification charge	—	—	—	5.8	2.1	0.06
Loss on extinguishment of debt	—	—	—	3.2	1.2	0.03
Separation costs	—	—	—	1.6	0.4	0.02

Income from continuing operations — Adjusted	$109.5	$35.7	$1.18	$125.7	$37.8	$1.40

Note: Certain per share amounts may not accurately add due to rounding.
Note: Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented except to the extent that they relate specifically to one of the highlighted adjustments. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For the three- and twelve-month periods ended September 30, 2009, we recognized discrete tax benefits (not related to the above adjustments) of $1.3 million and $2.5 million, respectively, compared to discrete tax benefits of $1.6 million and $8.3 million in the prior year comparable periods.

Selected Summary Balance Sheet Schedule

	9/30/2009	6/30/2009	9/30/2008
Assets
Current Assets
Cash and cash equivalents	$170.6	$128.3	$221.7
Trade accounts receivable, net of allowances	346.6	314.5	395.1
Inventories	92.0	105.0	100.0
Other current assets	85.9	63.0	55.5

Total current assets	695.1	610.8	772.3

Equipment leased to others, net	154.8	161.8	171.4
Property, net	117.6	118.5	125.4
Goodwill	73.1	73.1	422.5
Other assets	192.0	205.1	198.3

Total Assets	$1,232.6	$1,169.3	$1,689.9

Liabilities
Current Liabilities
Trade accounts payable	$81.3	$65.1	$99.4
Short-term borrowings	102.2	98.4	122.6
Other current liabilities	160.8	161.8	172.7

Total current liabilities	344.3	325.3	394.7

Long-term debt	99.7	99.9	100.2
Other long-term liabilities	179.3	141.8	112.4

Total Liabilities	623.3	567.0	607.3

Shareholders’ Equity	609.3	602.3	1,082.6

Total Liabilities and Shareholders’ Equity	$1,232.6	$1,169.3	$1,689.9

Financial Guidance for Fiscal 2010

	Actual	2010 Range
($ in millions, except EPS)	2009	Low	High
Net Revenues
Capital sales	$922	$958	$1,000
Rental revenues	465	487	500

Total revenues	1,387	1,445	1,500
YoY % Change	-8.0%	4.2%	8.2%

Capital sales gross margin %	39.7%	40.4%	41.6%
Rental revenues gross margin %	56.3%	56.3%	57.3%
Total gross margin %	45.3%	45.8%	46.8%

Other operating expenses	517	537	561
Special charges and other items (see below)	493	—	—

Operating Profit (Loss)	(383)	124	142
Other income / (expense)	4	(6)	(7)

Income (Loss) from Continuing Operations before Income Taxes — GAAP	$(379)	$118	$135

Impairment of goodwill and other intangibles	473	—	—
Liko acquisition inventory step-up	3	—	—
Liko acquisition integration charges	2	—	—
Gain on sale of non-strategic assets (2)	(10)	—	—
Special charges (3)	21	—	—

Income from Continuing Operations before Income Taxes — Adjusted (4)	$110	$118	$135

Earnings (Loss) per share — GAAP (1)	$(6.47)	$1.20	$1.36
Impairment of goodwill and other intangibles	7.52	—	—
Liko acquisition inventory step-up	0.03	—	—
Liko acquisition integration charges	0.02	—	—
Gain on sale of non-strategic assets (2)	(0.13)	—	—
Special charges (3)	0.20	—	—

Earnings per share — Adjusted (4)	$1.18	$1.20	$1.36

Note: Certain per share amounts may not accurately add due to rounding.
(1) Effective tax rate for fiscal 2010 is estimated to be 36%, excluding discrete tax items.
(2) Reflects gains on sale of patient flow assets to TeleTracking and sale of certain intellectual property related to negative pressure wound therapy (NPWT).
(3) Special charges in fiscal 2009 include year-to-date charge of $20.5 million related to actions to streamline and manage our cost structure.
(4) Adjusted earnings in fiscal 2009 have not been adjusted to remove the effects of discrete period tax adjustments recognized except to the extent that they relate specifically to one of the highlighted adjustments. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2009, discrete tax benefits (not related to the above adjustments) totaled $2.5 million ($0.04 per share).